Exhibit 10.18
SUMMARY OF REGISTRANT'S COMPENSATORY ARRANGEMENTS WITH NON-EXECUTIVE DIRECTORS
Under the Akamai Technologies, Inc. director compensation plan, the Chairman of the Board of Directors and non-employee directors are entitled to annual compensation of $250,000, of which $50,000 is paid in cash and $200,000 is paid in deferred stock units (“DSUs”) representing the right to receive shares of Akamai common stock. This compensation is generally paid or, in the case of DSUs, issued, on the date of the annual meeting of stockholders, and the number of DSUs issued is based on the fair market value of one share of Akamai common stock on that date. For so long as the person remains a director, DSUs will vest over a two-year period as follows: fifty percent on the first anniversary of the grant date with the remainder vesting in equal quarterly installments over the following 12 months. If a director has completed one year of service on the Board, vesting of 100% of the DSUs held by such director will accelerate at the time of his or her departure from the Board.
In addition, the Chairman of the Board and Lead Director are entitled to $40,000 of additional annual compensation, of which $20,000 is paid in cash and $20,000 is paid in DSUs. Chairs of the Audit Committee and the Compensation Committee are entitled to $25,000 in additional compensation, of which $5,000 is paid in cash and $20,000 is paid in DSUs. The Chair of the Nominating and Corporate Governance Committee is entitled to $10,000 of additional compensation, of which $5,000 is paid in cash and $5,000 is paid in DSUs. Each non-employee director is eligible to receive stock options to purchase shares of Akamai common stock with a fair value at the time of grant of $400,000 when he or she joins the Board of Directors. Such stock options vest over a four-year period, with 25% vesting on the first anniversary of the date of grant and the remainder vesting in equal quarterly installments of 6.25%. We also reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors.
In connection with his election as Vice Chairman of the Board of Directors in January 2013, Mr. Sagan was voted the following compensation: annual compensation of $340,000, which consists of $120,000 in cash and DSUs having an initial value of $220,000, which are expected to be issued in May 2013 (or such other time that equity is granted to other members of the Board of Directors) and which will vest over two years (50% on the first anniversary of the date of grant and then in equal quarterly installments of 12.5% each quarter thereafter).